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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE
JANUARY 18, 2001

MEDIA                                       ANALYSTS
-----                                       --------
Jeri Grier        (614) 480-5413            Laurie Counsel    (614) 480-3878
Laura Bowers      (614) 480-4433            Cheri Gray        (614) 480-3803


                    HOAGLIN NAMED CHIEF EXECUTIVE OFFICER OF
                       HUNTINGTON BANCSHARES INCORPORATED

         COLUMBUS, OH - Frank Wobst (67), chairman and chief executive officer of Huntington Bancshares Incorporated, announced today Thomas E. Hoaglin (51) will succeed him as chief executive officer and will become president of Huntington Bancshares and its principal subsidiary, The Huntington National Bank, effective February 15, 2001. In addition, Hoaglin has been elected to both the Huntington Bancshares Incorporated and The Huntington National Bank boards of directors. Mr. Wobst will continue to serve as chairman of Huntington Bancshares and The Huntington National Bank.

         Hoaglin has 27 years of banking experience. He started his career with Bank One as a banking officer in Columbus in 1973 and was responsible for a number of staff and line functions at that company, including president and chief executive officer of Bank One, Wooster, Ohio; president and chief executive officer of Bank One, Mansfield, Ohio; chairman and chief executive officer of Bank One, Dayton, Ohio; president and chief operating officer of Bank One Texas; and, chairman and chief executive officer of Bank One Ohio Corporation in Columbus, Ohio, which included affiliated banks in Ohio, West Virginia, and Michigan. Hoaglin also served as chairman of Project One, transforming Bank One into a standardized consolidated environment and was a co-leader of the implementation team for the First Chicago and Banc One Corporation merger. He also served as chairman and chief executive officer of Bank One Services Corporation as well as executive vice president, Private Banking, for Banc One Corporation in Chicago. Hoaglin left Bank One Corporation in 1999 and became vice chairman of AmSouth Bancorporation, Birmingham, Alabama in February 2000.

         "We are delighted Tom Hoaglin has decided to join Huntington Bancshares. He brings us a wealth of experience and is already familiar with our markets, products and many of our customers. We are looking forward to his leadership," said Frank Wobst.



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Hoaglin
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         Hoaglin earned his bachelor's degree in economics from Denison
University and a master's of business administration from Stanford University. He currently serves on the Denison University Board of Trustees; The Gorman - Rupp Company Board of Directors; and, is a member of The Bankers Roundtable, the American Bankers Council, and the World Presidents' Organization. Hoaglin previously served as a member of the Young Presidents' Organization and served on the Ohio Health Corporation's Board of Directors.

         Hoaglin and his wife Ann, who have been married 26 years, will be relocating to Columbus in the near future.

         Peter Geier, who previously served as president and chief operating officer and as a member of both The Huntington National Bank and Huntington Bancshares Incorporated boards of directors, will no longer serve in these capacities. Geier will remain with the Huntington until the end of February in order to assist in the transition. At that time he will then leave the Huntington to pursue other opportunities.

         Huntington Bancshares Incorporated is a $29 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 135 years of serving the financial needs of its customers. Huntington provides innovative products and services through over 600 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services through its technologically advanced, 24-hour telephone bank; online at www.huntington.com; and, a network of more than 1,400 ATMs.

         Frank Wobst will introduce Hoaglin during the previously scheduled earnings release conference call via a live Internet Webcast to be held today at 2:00 p.m. Eastern time at www.streetfusion.com.

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